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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 21 to the registration statement on Form N1-A (the "Registration Statement") of our report dated May 13, 1998, relating to the financial statements and financial highlights of Barr Rosenberg Market Neutral Fund (a portfolio of Barr Rosenberg Series Trust) which appears in the March 31, 1998 Annual Report to Shareholders of Barr Rosenberg Series Trust which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP

San Francisco, CA
July 27, 1998